EXHIBIT 99.1

For Immediate Release:

TIME WARNER CABLE STATEMENT ON TERMINATION
OF MERGER WITH COMCAST

NEW YORK, April 24, 2015 – Time Warner Cable today announced that the company and Comcast Corporation have mutually agreed to terminate their merger agreement, and issued the following statement:
“We have always believed that Time Warner Cable is a one-of-a-kind asset,” said Chairman and Chief Executive Officer Robert D. Marcus.  “We are strong and getting stronger. Throughout this process, we’ve been laser focused on executing our operating plan and investing in our plant, products and people to deliver great experiences to our customers. Through our strong operational execution and smart capital allocation, we are confident we will continue to create significant value for shareholders.
“I’m extremely proud of the professionalism, dedication and resiliency our 55,000 employees have shown over the past year and thank them for their continued commitment to Time Warner Cable.”
About Time Warner Cable
Time Warner Cable Inc. (NYSE: TWC) is among the largest providers of video, high-speed data and voice services in the United States, connecting 15 million customers to entertainment, information and each other. Time Warner Cable Business Class offers data, video and voice services to businesses of all sizes, cell tower backhaul services to wireless carriers and enterprise-class, cloud-enabled hosting, managed applications and services. Time Warner Cable Media, the advertising sales arm of Time Warner Cable, offers national, regional and local companies innovative advertising solutions. More information about the services of Time Warner Cable is available at www.twc.com, www.twcbc.com and www.twcmedia.com.
Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors, and other factors affecting the operations of Time Warner Cable Inc. More detailed information about these factors may be found in filings by Time Warner Cable Inc. with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K. Time Warner Cable is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACT:
Media:	Investors:
Bobby Amirshahi	Tom Robey
212-364-8292	212-364-8218